Exhibit 99.1
FOR IMMEDIATE RELEASE
Spectrum Sciences & Software Holdings Corp. Sells Canadian Subsidiary to Focus on Government Services Market; Updates 2006 Revenue Guidance
Falls Church, VA — June 26, 2006 — Spectrum Sciences & Software Holdings Corp. (OTCBB: SPSC), a government services company, today announced that the company signed an agreement to sell its Canadian-based industrial and offshore subsidiary, M&M Engineering, LTD to a partnership formed by M&M management.
The agreed-upon price is approximately USD$5.1 million (CAD$5.7 million), made up of $2.7 million (CAD$3.0 million) in cash, the redemption of 1.8 million shares of Spectrum stock worth approximately USD$1.5 million (CAD$1.7 million), and a $0.9 million (CAD$1.0 million) interest- bearing two-year note.
The transaction will provide approximately USD$6.0 million of immediate cash to Spectrum Holdings, made up of the net proceeds from the sale and the return of USD$3.7 million for cash-backed bonding. Proceeds from the transaction will be used for general corporate purposes.
CEO Darryl K. Horne stated, “When I became CEO of Spectrum Holdings in June 2005, I directed an exhaustive evaluation of how the operations of our four subsidiaries fit together. We looked at areas of synergy and financial realities, and both Spectrum Holdings’ management and M&M’s management concluded that the two companies were simply not a strategic fit. M&M’s business, its location in Newfoundland, and its distinct corporate culture, have been key to M&M’s success, but they have also made it a challenge to integrate M&M into Spectrum Holdings.
“The M&M sale is good for both companies and, importantly, allows Spectrum Holdings to focus on continuing to grow the government sector business we know so well, and where we have over 15 years of great credibility.”
William Street Advisors LLC, a subsidiary of The Chart Group, a New York-based merchant banking firm, served as advisor to Spectrum Holdings in the transaction.

Revenue Guidance Update
Spectrum Holdings also updated its revenue guidance for 2006 taking into account the sale of M&M. To provide investors clear insight into the company’s revenue streams, Spectrum Holdings is now providing two separate revenue guidance numbers to segregate revenue estimates for its business operations:
•	Core business revenue — includes all revenue from Spectrum Holdings’ business segments, except for revenue from the material procurement part of the business.

•	Material procurement revenue — includes variable, low-margin revenue generated from non-recurring work under contracts requiring the company to purchase high-cost equipment and supplies on behalf of government clients— a common, but less predictable, part of the government procurement business.
The company expects 2006 core business revenue growth of approximately 25 percent over 2005 pro-forma core business results. (2005 pro-forma revenue includes the Spectrum Sciences and Software subsidiary, assumes that the Horne Engineering and CEECO subsidiaries were acquired as of January 1, 2005, and excludes M&M.) This equates to 2006 core business revenue in the range of $31.0-$33.0 million, versus approximately $25.7 million in 2005 pro-forma core business revenue, excluding M&M in both periods.
Material procurement revenue in 2006 is estimated to be $10.0-$30.0 million, compared to pro-forma material procurement revenue of $31.8 million in 2005. While acknowledging the challenge of setting estimates for the variable material procurement business, the company said that it was comfortable with this overall range, but expects that the actual revenue may likely be closer to the lower end of the range. Material procurement does not apply to M&M’s business in either period.
On a consolidated basis, Spectrum expects to reach full year 2006 revenue of $41.0 — 63.0 million, excluding M&M revenue.
About Spectrum Sciences & Software Holdings Corp.
Spectrum Sciences & Software Holdings Corp. serves the government marketplace and is focused on safety, energy & environment, transportation, defense and homeland security. The company’s business offerings include: complex program integration; business management services; procurement and acquisition support; design, engineering, and construction; manufacturing technologies; border and transportation security; environmental management; information analysis; and infrastructure protection. Spectrum is headquartered in Falls Church, VA. The company’s subsidiaries include Horne Engineering Services, Spectrum Sciences & Software, Inc., and Coast Engine and Equipment Company. More information can be found at www.SpectrumHoldingsCorp.com .

Forward-Looking Statements
This news release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements, which are other than statements of historical facts. These statements are subject to uncertainties and risks including, but not limited to, risks set forth in documents filed by the company from time to time with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by, or on behalf of, the Company, are expressly qualified by these cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the Company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.
Contact:
Spectrum Holdings Corp. Investor Relations
IR@SpectrumHoldingsCorp.com
703-564-2968